UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

PENN ENTERTAINMENT, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

SUPPLEMENT TO THE PROXY STATEMENT

FOR THE ANNUAL MEETING OF SHAREHOLDERS

OF PENN ENTERTAINMENT, INC.

TO BE HELD ON JUNE 17, 2025

On April 28, 2025, PENN Entertainment, Inc. (“PENN”) filed a definitive proxy statement (the “Proxy Statement”) with the Securities and Exchange Commission for PENN’s Annual Meeting of Shareholders to be held on June 17, 2025 (the “Annual Meeting”). PENN is filing this supplement (the “Supplement”) to the Proxy Statement to disclose the following:

On May 7, 2025, HG Vora Capital Management, LLC, HG Vora Special Opportunities Master Fund, Ltd., and Downriver Series LP – Segregated Portfolio C (collectively, the “HG Vora Plaintiffs”) filed a lawsuit in the United States District Court for the Eastern District of Pennsylvania against PENN, the members of PENN’s Board of Directors (the “Board”) and PENN’s former director Ronald Naples captioned HG Vora Capital Management, LLC, et al. v. PENN Entertainment, Inc., et al., No. 5:25-cv-02313 (the “HG Vora Complaint”). The HG Vora Complaint alleges, among other things, that PENN violated Pennsylvania’s Business Corporation Law and the individual defendants breached their fiduciary duties when the Board decreased the number of Class II directors from three to two (the “PENN Board Reduction”) and PENN violated federal securities laws by failing to abide by the universal proxy rules and making materially false and misleading statements in, and omissions from, its press release and its proxy materials filed with the U.S. Securities and Exchange Commission. The HG Vora Complaint seeks, among other things, a declaration that the PENN Board Reduction is invalid, injunctive relief ordering PENN to correct the alleged materially false and misleading statements in its proxy materials, injunctive relief allowing PENN shareholders an opportunity to elect three directors at the Annual Meeting and damages in an amount to be determined at trial. The defendants believe the allegations set forth in the HG Vora Complaint are without merit. However, if the HG Vora Plaintiffs are successful in their lawsuit, PENN may be required to, among other things, increase the number of Class II directors to three, nominate three directors for election at the Annual Meeting, amend the Proxy Statement, provide new proxy cards to shareholders and discard previously-furnished proxy cards received by PENN, reschedule the Annual Meeting and/or pay damages to the HG Vora Plaintiffs.

This Supplement does not change the proposals to be acted upon at the Annual Meeting, which are described in the Proxy Statement. Further, this Supplement should be read with the Proxy Statement and, from and after the date of this Supplement, any references to the “Proxy Statement” shall be deemed to include the Proxy Statement as amended by this Supplement.